Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made by and between Shad L. Burke (“Employee”) and Outdoor Channel Holdings, Inc. (“Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
     WHEREAS, Employee is employed by the Company;
     WHEREAS, the Company and Employee have entered into Restricted Shares Award Agreements (or similar agreements), dated November 6, 2007, October 23, 2008 and April 15, 2009, (collectively the “Restricted Share Agreements”) granting Employee shares of common stock of the Company subject to the terms and conditions thereof;
     WHEREAS, the Company and Employee have entered into an Employment Agreement dated on or about April 14, 2009 (the “Employment Agreement”);
     WHEREAS, the Company and Employee have entered into an Indemnification Agreement dated on or about October 24, 2007 (the “Indemnification Agreement”);
     WHEREAS, Employee will resign from employment with the Company effective at the close of business on March 19, 2010 (the “Separation Date”); and
     WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of, or in any way related to Employee’s employment with, or separation from, the Company;
     NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
     1. Consideration.
          a. Accrued Payments. The Company agrees to pay Employee: (i) Employee’s accrued but unpaid salary, (ii) accrued but unpaid bonus for the Company’s 2009 fiscal year, and (iii) pay for accrued but unused vacation, which has accrued through the Separation Date. The Company also agrees to pay Employee for any unreimbursed business expenses required to be reimbursed to Employee pursuant to the Company’s normal and customary business expense reimbursement procedures.
          b. Severance Payment. The Company agrees to pay Employee, for a period of twelve (12) months following the Separation Date, equal monthly installments of $25,000 (less applicable withholding taxes), resulting in an aggregate severance payment of $300,000 (less applicable withholding).
          c. Consulting Agreement. Commencing on and after the Separation Date, Employee shall make himself available to serve as a consultant to the Company through March 18, 2011, pursuant to the written consulting agreement (the “Consulting Agreement”) attached hereto as Exhibit A. The Company and Employee agree and acknowledge that the consideration for such

Consulting Agreement shall be the consideration provided by this Section 1 of this Agreement.
          d. COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of twelve (12) months, or until Employee has secured other employment and becomes eligible for health insurance benefits, whichever occurs first provided Employee timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage, with such reimbursement occurring within 30 days of Employee’s submission of said documentation.
          e. Restricted Share Agreements. The Company and the Employee agree that twenty thousand (20,000) shares of Company common stock subject to the November 6, 2007 Restricted Share Agreement shall become fully vested as of the Separation Date. The Company and the Employee also agree that the vesting of all shares of Company common stock subject to the Restricted Share Agreements shall cease as of the Separation Date and that, with the exception of the twenty thousand (20,000) shares which shall be accelerated, no additional vesting of such shares shall accrue as a result of Employee’s resignation from the Company. The parties agree and acknowledge that the vesting of the shares of Company common stock subject to the Restricted Share Agreements shall be governed by the terms of Exhibit A to this Agreement. Except as provided herein and in Exhibit A, all shares of Company Common stock subject to the Restricted Share Agreements shall continue to be subject to all other terms and conditions of the Restricted Share Agreements.
          f. Company Laptop. The Company and the Employee agree that Employee shall be entitled to retain the Lenovo laptop computer that Employee had been issued by the Company; provided, however that (i) all Company confidential information and software owned or licensed by the Company shall be removed from such equipment, and (ii) that such a transfer of property shall be treated as income to Employee and that the Company shall withhold all applicable taxes associated with such transfer.
          g. Letter of Recommendation. Upon request, the Company agrees to use its reasonable efforts to provide Employee with a letter of recommendation signed by a senior executive of the Company for use by Employee in seeking employment.
     2. Benefits. Employee acknowledges that he shall cease participation in all Company provided employee benefits, including but not limited to, the accrual of bonuses, the continued vesting of share of Company common stock subject to Restricted Share Agreements, vacation and paid time off, as of the Separation Date, subject to Employee’s right to continue his health insurance and any other insurance-related benefits under COBRA.
     3. Payment of Salary. Employee acknowledges and represents that, other than the consideration set forth in Section 1 of this Agreement, the Company has paid all salary, wages, bonuses, accrued vacation/paid time off, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, and any and all other benefits and compensation due to Employee.

     4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (the “Releasees”). Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
          a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
          b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; workers’ compensation and disability benefits;
          d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;
          e. any and all claims for violation of the federal or any state constitution;
          f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

          h. any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee) and claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).
     5. California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     6. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
     7. Trade Secrets and Confidential Information/Company Property. Employee agrees that he/she will not disclose the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company (excluding for this purpose the Company laptop specified in Section 1(f) above).
     8. No Cooperation. Employee agrees not to act in any manner that might damage the business of the Company. Employee further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. Employee further agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any of the Releasees.
     9. Conditions to Receipt of Severance. The receipt of any severance pursuant to Section 1 of this Agreement will be subject to, during the one year period following the Separation Date (the “Continuance Period”), Employee complying with the requirements of this Agreement, including specifically:
          a. Non-solicitation and Non-competition. Employee agrees to refrain from (i) soliciting any employee of the Company (other than Employee’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engaging in, having any ownership interest in or participate in any entity that has of the Separation Date, competes with the Company with respect to Outdoor Programming. Employee’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Agreement. For purposes of this Section 9, “Outdoor Programming” means any television, internet or other media programming devoted primarily to traditional outdoor activities, such as hunting, fishing, shooting sports, rodeo, gold prospecting and related life-style programming.
          b. Mutual non-disparagment. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company also agrees to refrain from any disparaging statements about Employee. Employee understands that the Company’s obligations under this section extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position, dates of employment and abide by Section 1(e) above if so requested. The Parties further agree that the Company will include in an upcoming Form 8-K a mutually acceptable provision regarding Employee’s separation from the Company and his consulting agreement with the Company.
          c. Other Requirements. Employee’s receipt of severance benefits under this Agreement shall also be subject to Employee’s compliance with Sections 7 and 8 of this Agreement.
          d. No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.
     10. Breach. Employee acknowledges and agrees that any material breach of this Agreement shall entitle the Company immediately to cease providing the consideration provided to Employee under this Agreement, except as provided by law. Except as provided by law, Employee shall also be responsible to the Company for all costs, attorneys’ fees, and any and all damages incurred by the Company in (a) enforcing Employee’s obligations under this Agreement, including the bringing of any action to recover the consideration, and (b) defending against a claim or suit brought or pursued by Employee in violation of the terms of this Agreement.

     11. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
     12. Costs. Except as provided in section 1 above, the Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
     13. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN RIVERSIDE COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.
     14. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Employee or made on his behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

     15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     16. No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
     17. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     18. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
     19. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company (including specifically the Employment Agreement), with the exception of the Consulting Agreement and the Indemnification Agreement. The Parties agree that this Agreement shall survive a material change in ownership or control of the Company.
     20. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s President.
     21. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.
     22. Effective Date. This Agreement will become effective after the Parties have signed this Agreement (the “Effective Date”).
     23. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     24. Section 409A of the Code. It is intended that this Agreement and the payment of all severance benefits pursuant to Section 1 shall be exempt from Section 409A of the Code (“Section 409A”) pursuant to the separation pay due to involuntary termination exception as set forth in

Section 1.409A-1(b)(9)(iii) of the final regulations issued under Section 409A or such other exemption as may apply.
     25. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party. Employee acknowledges that:
(a)	he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he is fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SHAD L. BURKE, an individual
Dated: March 19, 2010	/s/ Shad L. Burke
Shad L. Burke

OUTDOOR CHANNEL HOLDINGS, INC.
Dated: March 19, 2010	By	/s/ Thomas E. Hornish
Thomas E. Hornish
COO

EXHIBIT A
(1) November 6, 2007 Restricted Share Grant:
     Pursuant to the terms and conditions of this award 50,000 shares of Company common stock were granted to Employee. As of the Separation Date: (i) 20,000 shares have vested and been released to Employee; (ii) 20,000 shares shall vest on the Separation Date and be released to the Employee (after satisfying all applicable tax withholding) as soon as possible thereafter; and consequently; (iii) 10,000 shares shall be forfeited upon Employee’s resignation from the Company.
(2) October 23, 2008 Restricted Share Grant:
     Pursuant to the terms and conditions of this award 50,000 shares of Company common stock were granted to Employee. As of the Separation Date: (i) 10,000 shares have vested and been released to Employee; and consequently; (ii) 40,000 shares shall be forfeited upon Employee’s resignation from the Company.
(3) April 15, 2009 Restricted Share Grant:
     Pursuant to the terms and conditions of this award 70,000 shares of Company common stock were granted to Employee. As of the Separation Date: (i) 13,125 shares have vested and been released to Employee; and consequently; (ii) 56,875 shares shall be forfeited upon Employee’s resignation from the Company.